Addendum XII
to
Sprint PCS Management Agreement and
Sprint PCS Services Agreement

Dated as of February 1st, 2012

Manager: SHENANDOAH PERSONAL COMMUNICATIONS COMPANY

Service Area BTAs: Altoona, PA #12
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179
Harrisburg, PA #181
Harrisonburg, VA #183
Washington, DC (Jefferson County, WV only) #471
Winchester, VA #479
York-Hanover, PA #483

This Addendum XII (this "Addendum") contains amendments to the Sprint PCS Management Agreement, dated November 5, 1999, between Sprint Spectrum L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P. and Shenandoah Personal Communications Company (the "Management Agreement"), the Sprint PCS Services Agreement, dated November 5, 1999, between Sprint Spectrum L.P. and Shenandoah Personal Communications Company (the "Services Agreement"), the Sprint Trademark and Service Mark License Agreement(s) and the Schedule of Definitions, dated November 5, 1999, attached to the Management Agreement (the "Schedule of Definitions"). The Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions were amended by:

(1) Addendum I dated as of November 5, 1999,

(2) Addendum II dated as of August 31, 2000,

(3) Addendum III dated as of September 26, 2001,

(4) Addendum IV dated as of May 22, 2003,

(5) Addendum V dated as of January 30, 2004,

(6) Addendum VI dated as of May 24, 2004,

(7) Addendum VII dated as of March 13, 2007,

(8) Addendum VIII dated as of September 28, 2007;

(9) Addendum IX dated as of April 14, 2009;

(10) Addendum X dated as of March 15, 2010; and

(11) Addendum XI dated as of July 7, 2010.

The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions. The Management Agreement, the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for the express modifications made in this Addendum. This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda. Section and Exhibit references are to sections and Exhibits of the Management Agreement unless otherwise noted.

This Addendum is effective on the date written above (the "Effective Date").

On the Effective Date, the Management Agreement, Trademark and Service Mark License Agreements, the Schedule of Definitions and the Services Agreement are amended as follows:

Management Agreement

1. Network Vision Update.

(A) Manager will, at its sole cost and expense, update and thereafter maintain and support the Service Area Network to enable the use of Network Vision Products and Services, in accordance with all Program Requirements adopted by Sprint PCS, and all applicable federal and local laws and regulations (the "Network Vision Update"). As part of the Network Vision Update, Manager will (i) replace all existing base stations with multi-modal base stations capable of providing CDMA, EVDO and LTE services in the PCS A or B block, the PCS G block and the spectrum designated in Schedule A in the former iDEN block of 800MHz consistent with Program Requirements; and (ii) upgrade core voice switching infrastructure to support CDMA Mobility Server functionality and deploy an LTE/4G core network including packet gateway, service gateway, and mobility management entity functionality. Manager shall use its best efforts to complete the Network Vision Update prior to December 31, 2013, it being understood that matters that are not within the control of Manager, including, without limitation, availability of equipment and determinations of governmental authorities with respect to zoning and land use, may affect Manager's ability to complete the Network Vision Update by December 31, 2013. If Manager fails to complete the Network Vision Update by December 31, 2013, it will continue to use best efforts to achieve completion as soon as

practicable thereafter. (The date on which Manager completes the Network Vision Update to the sites that Manager has in service as of the Effective Date is referred to as the "Network Vision Completion Date.") Manager's obligations to complete the Network Vision Update shall be subject to the declaration of successful completion of the Alcatel Lucent (ALU) First Implementation Test (FIT) by June 30, 2012, of the Network Vision Update in any BTA located in the ALU footprint. If a successful test is not achieved by June 30, 2012, Sprint PCS and Manager will assess the status of the project and reasonably cooperate and confer to determine whether to extend the time to achieve a successful test. If Sprint PCS and Manager do not mutually agree in writing to extend such time for a successful test, then either party (provided such party is not in default) may terminate this Addendum XII by delivering written notice to the other by August 31, 2012.

(B) The Network Vision Update obligations set forth in the preceding subparagraph "(A)" supersede over any contrary provisions in the Management Agreement. To the extent applicable, Manager hereby specifically waives any rights under Sections 2.5 and 9.3 of the Management Agreement to decline to implement changes to Program Requirements associated with the Network Vision Update. It is understood and agreed that the provisions of Section 2.5 and 9.3 are waived only with respect to the Network Vision Update, and that changes to Program Requirements following the Network Vision Completion Date shall be subject to Section 2.5 and 9.3, to the extent applicable.

2. The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this agreement. Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 3.1.7, 4.4, 9.3, 10.2, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties' obligations under this agreement and the Services Agreement, the Fee Based on Billed Revenue described in Section 10.2.1 of this agreement, the Prepaid Management Fee described in 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee and Prepaid CCPU Fees described in Section 3.2 of the Services Agreement will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

3. Section 1.11 is added to the Management Agreement:

1.11. Sprint PCS shall, and shall cause each of its Related Parties to, use commercially reasonable efforts to facilitate Manager's participation in any future national network sharing or hosting arrangements or other similar arrangements made by Sprint PCS or such Related Party with any third party on the same terms and conditions as offered to Sprint PCS or such Related Party.

4. Section 2.3(a) of the Management Agreement is amended to read as follows:

2.3 Exclusivity

(a) Subject only to the exceptions set forth in Section 2.3(d) Manager will be the only person or entity that is a manager, operator or provider of wireless mobility services for Sprint PCS and its Related Parties in the Service Area in the: (i) 1850-1865 MHz and 1870-1885 MHz spectrum ranges on the uplink and 1930-1945 and 1950-1965 MHz spectrum ranges on the downlink with respect to CDMA and LTE in the applicable Shentel Territory; (ii) the 1900 MHz PCS G-Block Spectrum Range, with respect to CDMA and LTE, effective upon the Network Vision Completion Date; and (iii) the former iDEN Block in the 800 MHz Spectrum Range (with respect to CDMA and LTE products and services only), subject to the limitations set forth below in this Section 2.3(a) and upon receipt of written approval from Sprint PCS. The amount of spectrum in the 800 MHz Spectrum Range made available to Manager by Sprint PCS may vary between BTAs based on re-banding schedules, conflicts with local incumbents, conflicts with residual iDEN usage, regulatory approvals, and other factors. Sprint PCS will notify Manager in writing of specific spectrum availability in each BTA as determined by Sprint PCS in its sole discretion as of the Network Vision Completion Date, and thereafter as additional portions of the 800 MHz Spectrum Range become available. Manager agrees to comply with all FCC rules related to interference mitigation during its management of spectrum in the 800 MHz Spectrum Range. The rights to manage, operate and provide wireless mobility services utilizing the spectrum ranges set forth in (i) – (iii) in the preceding sentence are collectively referred to as the "Exclusive Rights." Neither Sprint PCS nor any of its Related Parties will permit any other person or entity to manage, operate or provide wireless mobility services in violation of the Exclusive Rights for Sprint PCS and/or its Related Parties in the Service Area, except that Sprint PCS may enter into roaming arrangements with other parties. For purposes of this Section 2.3, "mobility" means the capability to sustain a continuous session (voice or data) throughout a broad geographic area by transferring the session from cell site to cell site as the mobile device moves within the geographic area. For purposes of clarification, Wi-Fi is not a wireless mobility service unless such service can be transferred from cell site to cell site.

5. Section 2.3(d) (i) of the Management Agreement is deleted in its entirety and replaced with the following:

(i) Sprint PCS and its Related Parties may cause Sprint PCS Products and Services and Prepaid Products and Services to be sold in the Service Area, through the Sprint PCS National Accounts Program Requirements and the Sprint PCS National, or Regional Distribution Program Requirements and may allow its distributors of iDEN Products and Services in the Service Area to sell Sprint PCS Products and Services and Prepaid Products and Services to customers that previously purchased iDEN Products and/or iDEN Services. Additionally, Sprint PCS may sell Prepaid Products and Services and Prepaid Network Vision Products and Services in the Service Area through: (i) Prepaid National and Regional Distributors set forth on Exhibit 4.1 Attachment B-1; and (ii) local

indirect dealers authorized pursuant to any applicable master agent agreement entered by Sprint PCS or its Related Part(ies) with a master agent in effect from time to time (the "Master Agent Agreement") including, but not limited to a Fourth Amended and Restated Master Agent Agreement between Virgin Mobile USA, L.P. ("VMU") and Actify LLC, dated July 31, 2009 as it may be amended, supplemented or replaced.

6. Section 3.1.6 is added to the Management Agreement:

3.1.6 **Network Vision Products and Services.**

(a) Sprint PCS may make certain Network Vision Products and Services (including Prepaid Network Vision Products and Services) available for sale by Manager in the Service Area by including the associated Network Vision wireless devices on the device order form used by Manager to order other wireless devices. Network Vision devices and related accessories will be made available to Manager in the same manner in which Sprint PCS Products and Services and related accessories are made available to Manager. Sprint PCS may add or delete Network Vision wireless devices from the device order form at any time. Any sale by Manager of any Network Vision Products and Services enabled by the Network Vision devices made available to Manager will be made on the terms and conditions contained both in this Management Agreement and the Distribution Agreement and Prepaid Distribution Agreement, as applicable.

(b) Although Network Vision Products and Services made available to Manager have not been designated as Sprint PCS Products and Services, such products and services will be treated as Sprint Products and Services for all purposes under the Management Agreement. Except as specifically provided in the Migration Plan in connection with Migrated Accounts as set forth in Section 3.1.7, Manager will be responsible for all device costs (including any applicable device subsidies) and any commissions paid to any Manager employee or Manager distributor that sells a Network Vision Product or Service that is activated in the Service Area. Manager will be compensated for any sale of Network Vision Products and Services in the Service Area in accordance with Section 10 of this Agreement and will not be compensated separately under the Distribution Agreement or the Prepaid Distribution Agreement. Manager's sale of Network Vision Products and Services must comply with any Program Requirements that Sprint PCS may adopt relating to such products and services and Manager must offer and support all Sprint PCS pricing plans adopted by Sprint PCS for such services, as provided in Section 4.4 of this Management Agreement. Manager must perform any network enhancements or upgrades required by Sprint PCS to ensure full functionality of any Network Vision devices made available to Manager which Manager elects to sell provided that Sprint PCS is performing the same network enhancements or upgrades to its portion of the Sprint PCS Network, provided that it is understood and agreed that, following the Network Vision

Completion Date, the provisions of Section 9.3 shall apply to subsequent enhancements or upgrades, to the extent applicable.

(c) Notwithstanding the treatment of Network Vision Products and Services as Sprint PCS Products and Services, *Prepaid* Network Vision Products and Services will be treated as Prepaid Products and Services for purposes of calculating Prepaid Revenues, Prepaid ARPU, Prepaid CCPU, Prepaid CCPU Fee, Prepaid CPGA, Prepaid CPGA Fee, Prepaid Fixed CPGA, Prepaid Management Fee, Prepaid Subscribers, and Prepaid Variable CPGA.

7. Section 3.1.7 is added to the Management Agreement:

3.1.7 **Migration of iDEN Subscriber Accounts**. As of the Effective Date, Sprint PCS and certain Related Parties have approximately 50,000 active subscribers of postpaid Nextel branded wireless services and approximately 11,000 prepaid Boost Mobile branded wireless services which operate on the Sprint PCS iDEN Network with NPA-NXXs which are located in the Manager's Service Area (collectively, "iDEN Subscriber Accounts"). In connection with the implementation of the Network Vision Update, Sprint PCS and certain Related Parties intend to decommission the iDEN Network in the Service Area. It is the intention of Sprint PCS and certain Related Parties to implement a migration plan to allow current customers with iDEN Subscriber Accounts to migrate to the Sprint PCS Network, as updated, prior to the shutdown of the iDEN Network (the "Migration Plan"). The Migration Plan and associated timeline will be developed by Sprint PCS in its sole discretion, and may be modified at any time in Sprint PCS' sole discretion. The Migration Plan will allow iDEN customers with iDEN Subscriber Accounts to purchase or receive a CDMA device (or other device offered by Sprint PCS compatible with the Sprint PCS Network) and become either: (i) a postpaid contract customer (a "Postpaid Migrated Account") or (ii) a prepaid customer(a "Prepaid Migrated Account") (The converted Postpaid Migrated Accounts and the Prepaid Migrated Accounts referenced in (i) and (ii) of the preceding sentence are collectively referred to following migration as the "Migrated Accounts"). Sprint PCS, certain Related Parties and Manager desire to transfer the iDEN Subscriber Accounts to Manager for the consideration and on the terms and conditions described below in this section 3.1.7

(a) Beginning January 1, 2012, Sprint PCS will track on a monthly basis the iDEN Subscriber Accounts which have been successfully migrated to a Migrated Account. A completed migration will be deemed to occur upon the activation of a CDMA or LTE device by the iDEN Subscriber in the Service Area on the Sprint PCS Network.

(b) Upon notice of migration, Manager agrees to pay Sprint PCS or its Related Parties in the next occurring monthly settlement a one-time, all inclusive, per subscriber fee of:

(i) $350 for each iDEN Subscriber Account converted to a Postpaid Migrated Account; or

(ii) $150 for each iDEN Subscriber Account converted to a Prepaid Migrated Account.

(the "Migration Fee")

(c) On and after receipt of notice from Sprint PCS of the migration of the iDEN Subscriber Account to a Migrated Account, Manager will assume and agree to discharge, promptly when due, the ongoing obligations and duties of the Migrated Accounts in accordance with the terms of the Management Agreement consistent with how it manages existing subscribers. Upon migration:

(i) iDEN Subscriber Accounts in the Service Area migrated to a Prepaid Migrated Account will be considered Prepaid Subscribers for all purposes, other than calculation of the Prepaid CPGA Fee, under the Management Agreement and the Services Agreement, including for purposes of calculating Prepaid Revenues, Prepaid ARPU, Prepaid CCPU, Prepaid CCPU Fee, Prepaid Management Fee, Prepaid Subscribers, and Prepaid Variable CPGA; and

(ii) iDEN Subscriber Accounts in the Service Area migrated to a Postpaid Migrated Account will be considered Customers for all purposes under the Management Agreement and the Services Agreement.

(d) Sprint PCS and its Related Parties make no representation or warranty as to how many iDEN Subscriber Accounts will be migrated to Migrated Accounts. Sprint PCS and its Related Parties will retain all rights (but not the obligation) to operate its iDEN Network and to provide iDEN Products and Services to and manage iDEN Customers for so long as any iDEN Customer contracts remain in place.

(e) Sprint PCS and its iDEN Distributors may continue to activate new iDEN Customers while the iDEN Network remains operational.

(f) For avoidance of doubt, it is understood and agreed that: (i) if an iDEN Customer initiates service on Manager's Network outside of the Migration Process, no compensation will be due to Sprint PCS or its Related Parties pursuant to this Section 3.1.7; and (ii) the Prepaid CPGA Fee shall not be payable with respect to Migrated Prepaid Accounts.

(g) Manager and Sprint Solutions, Inc. are parties to that certain iDEN Distribution Agreement dated May 10, 2007 (as amended, the "iDEN Distribution Agreement"). In connection with the migration from the iDEN

Network and the expected shutdown of the iDEN Network as contemplated by this Addendum, the parties recognize that the iDEN Distribution Agreement will become obsolete at a future date. Accordingly, Manager agrees that in addition to any other termination events or provisions set forth in the iDEN Distribution Agreement, Sprint Solutions, Inc. will, upon direction from Sprint PCS, have the right to terminate the iDEN Distribution Agreement upon thirty days advance written notice to Manager. Manager agrees to execute such further documentation as may be reasonably requested to effectuate the termination right and the termination contemplated in this paragraph (g).

(h) Additional Documents. Either party, if requested by the other party, shall execute such additional documents as may reasonably be necessary or proper to transfer to Manager the iDEN Subscriber Accounts provided that such additional documents are in form and substance reasonably satisfactory to respective counsel for each party.

8. Section 3.1.8 is added to the Management Agreement:

3.1.8 **Treatment of Certain Products and Services as Sprint PCS Products and Services**. As of the Effective Date of Addendum XII, the following categories have not been designated as Sprint PCS Products and Services: (i) EVDO Products and Services; (ii) Q-Chat Products and Services; (iii) PowerSource Products and Services; (iv) 3G/4G Products and Services; and (v) Network Vision Products and Services. The categories of products and services listed in items (i) - (v) of the preceding sentence are collectively referred to as "Additional Sprint PCS Products and Services". Sprint PCS and Manager acknowledge and agree that for all purposes under the Management Agreement and with respect to Manager, except as may be specifically otherwise provided, the Additional Sprint PCS Products and Services will be treated as Sprint PCS Products and Services. Any reference in the Management Agreement to Sprint PCS Products and Services, except as may be specifically otherwise provided, will be deemed to include with respect to Manager the Additional Sprint PCS Products and Services. Sprint PCS reserves the right to designate at a future date any or all of the Additional Sprint PCS Products and Services as Sprint PCS Products and Services.

9. The last sentence of Section 4.2 (as added by Addendum VII and amended by Addendum X) is deleted in its entirety and replaced with the following:

Manager acknowledges that in connection with the Sprint PCS National Accounts Program, Sprint PCS and its Related Parties may offer products and services that use a combination of CDMA, 4G, LTE and iDEN technology.

10. The first sentence of the second paragraph of Section 10.2 of the Management Agreement is deleted and replaced with the following:

"Billed Revenue" is all customer account activity (e.g., all activity billed, attributed or otherwise reflected in the customer account) during the calendar month for which the fees

and payments are being calculated (**the "Billed Month"**) for Sprint PCS Products and Services (including Network Vision Products and Services, but excluding Prepaid Network Vision Products and Services) related to all Customer accounts assigned to the Service Area except (i) Outbound Roaming Fees, (ii) amounts handled separately in this section 10 (including the amounts in Section 10.2.3 through 10.2.7, 10.4 and 10.8), (iii) amounts collected from Customers and paid to governmental or regulatory authorities (e.g. Customer Taxes and USF Charges); and (iv) other amounts identified in this agreement as not included in Billed Revenue (these amounts being **"Manager Accounts"**). Prepaid Revenue (including revenue associated with Prepaid Migrated Accounts and Prepaid Network Vision Products and Services) are not included in Billed Revenue.

11. Section 10.2.7.4 is added to the Management Agreement:

10.2.7.4 LTE Fee. Manager and Sprint PCS agree and acknowledge if subsequent to the Effective Date, Sprint PCS resells LTE capability from LTE providers other than Sprint PCS (including but not limited to Clearwire or Lightsquared) Manager's rights to sell any products or services utilizing such alternate LTE network provider will be subject to and conditioned upon execution of a mutually agreeable addendum to the Management Agreement and an amendment to the Distribution Agreement between Sprint PCS and Manager setting forth terms and conditions applicable to the sale and distribution of such products and services, including but not limited to fees to compensate Sprint PCS for any fees paid to any other party for use of its network.

12. Sections 11.1 and 11.2 of the Management Agreement are deleted and replaced with the following:

11.1 Initial Term. This Agreement commences on the date of execution and, unless terminated earlier in accordance with the provisions of this Section 11, continues for a period of 25 years (the "Initial Term").

11.2 Renewal Terms. Following expiration of the Initial Term, this agreement will automatically renew for 2 successive 10-year renewal periods (for a maximum of 45 years including the Initial Term) unless at least 2 years prior to the commencement of any renewal period either party notifies the other party in writing that it does not wish to renew this agreement.

13. Sprint PCS acknowledges that Manager intends to finance the Network Vision Update through a Financial Lender. Sprint PCS agrees that it will not unreasonably withhold consent to assignment of Manager's rights and obligations under the Management Agreement, the Services Agreement, the Trademark License Agreements and related agreements to a Financial Lender in connection with such financing which is consistent with the requirements of Section 17.15.2 of the Management Agreement. Sprint PCS agrees to execute documentation evidencing its consent as may be reasonably required by a Financial Lender and satisfactory to Sprint PCS following an adequate opportunity to review its terms and conditions, and provided that the loan proceeds are to be used by manager for the purpose of funding the Network Vision Update.

Service Agreement

14. Section 3.2.1 (B) of the Service Agreement is deleted in its entirety and replaced with the following:

> B. Adjusted Pricing. Beginning June 1, 2010, and subject to adjustment pursuant to Section 3.2.2, the Net Service Fee payable by Manager each month will be 12.0% of (a) Net Billed Revenue less (b) the Allocated Write-offs for Net Billed Revenue for the Services and Settled-Separately Manager Expenses by or on behalf of Sprint Spectrum. The Parties agree that notwithstanding anything to the contrary set forth in Section 3.2.2(a) or 3.3.2(b), there will be no further Net Service Fee adjustment until, at the earliest, pursuant to the Review Notice Period commencing June 30, 2013, as set forth in Section 3.2.2(b).

15. Section 3.2.2(b) of the Service Agreement is deleted in its entirety and replaced with the following:

> (b) Beginning on June 30, 2013, between June 30th and July 31st of each calendar year during the term of this agreement (the "Review Notice Period"), if any party believes in good faith that the Appropriate Net Service Fee is more than one (1) full percentage point higher or lower than the Net Service Fee then in effect, then such party may initiate a review of the Net Service Fee by delivering a Review Notice to the other party, including its proposed Appropriate Net Service Fee. For purposes of illustration, in order to initiate a Review Notice during the Review Notice Period in 2013, Manager must believe in good faith that the Appropriate Net Service Fee is less than 11.0% or Sprint PCS must believe in good faith the Appropriate Net Service Fee is greater than 13%. For avoidance of doubt, it is understood and agreed that such adjustments shall remain subject to the provisions of Section 3.2.2(l).

16. Section 3.2.2(l) of the Service Agreement is deleted and replaced with the following:

> (l) Notwithstanding anything to the contrary contained herein, at no time during the term of this agreement or any renewal thereof will the Net Service fee exceed 14% of (i) Net Billed Revenue less (ii) the Allocated Write-offs for Net Billed Revenue, unless the quantity of Services provided to Manager is materially disproportionately greater than the quantity of Services used by Sprint PCS after taking into account the size of Manager's and Sprint PCS' subscriber base and the geographic area, population density and, rural nature and road and highway coverage of the service areas in which they are providing service, in which case the parties will negotiate in good faith an alternative arrangement (which may include a Net Service Fee that exceeds such 14% amount) pursuant to which Sprint PCS will be compensated for the disproportionate use of the Services by Manager.

17. LTE Data Usage Travel Rates. Sprint PCS and Manager agree that upon implementation of Network Vision, LTE Data Usage will be treated as 3G Data Usage and settled at the same rate as 3G Data Usage for purposes of Section 3.2.2 of the Services Agreement. If at any time

Sprint PCS determines in its reasonable discretion that it is appropriate and feasible to measure and settle LTE Data Usage as an element of the Net Service Fee that is separate from 3G Data Usage, Sprint PCS will propose a separate LTE Data Usage travel rate. The process for setting a separate LTE Data Usage travel rate will be the same as the process for reviewing the Appropriate Net Service Fee set forth in Section 3.2.2 of the Services Agreement.

Schedule of Definitions

18. The Schedule of Definitions is revised to include the following:

"1900 MHz G-Block Spectrum Range" or "PCS G block" means the 10MHz in the Service Area on the following frequencies: 1910-1915 uplink, 1990-1995 downlink.

"800 MHz Spectrum Range" or "former iDEN Block of 800 MHz" means the spectrum listed on Schedule A.

"LTE" means fourth generation data communications technology commonly known as Long Term Evolution.

"LTE Data Usage" means voice and data traffic generated by Customers on the LTE data networks wholly owned and operated by Sprint PCS, Manager or Other Managers.

"Multi-modal Architecture" means a network architecture that enables the delivery of multiple communication technologies, over multiple spectrum ranges.

"Network Vision" means Multi-modal Architecture adopted by Sprint PCS.

"Network Vision Products and Services" means products and services which operate on or utilize Network Vision Technology and are designated by Sprint PCS as Network Vision Products and Services.

"Network Vision Technology" means network multimode base station architecture.

"Prepaid Network Vision Products and Services" means those Network Vision Products and Services sold under Prepaid Brands that (i) operate on the CDMA Sprint PCS Network, as updated with Network Vision Technology and (ii) are designated Prepaid Network Vision Products and Services by Sprint PCS.

19. The definition of "Reseller Customer" is deleted and replaced with the following:

"Reseller Customer" means customers of companies or organizations with a Private Label PCS Services or similar resale arrangement with Sprint PCS or Manager, including without limitation, customers using LTE networks owned or operated by Sprint PCS or Manager.

General Provisions

20. Manager and Sprint PCS' Representations. Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum.

21. Counterparts. This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument. The parties have caused this Addendum XII to be executed as of the date first above written.

The parties have executed this Addendum XII as of the Effective Date.

SPRINT SPECTRUM L.P.

By: ____________________
Name: Jeff Hallock
Title: VP

WIRELESSCO, L.P.

By: ____________________
Name: Jeff Hallock
Title: VP

APC PCS, LLC

By: ____________________
Name: Jeff Hallock
Title: VP

PHILLIECO, L.P.

By: ____________________
Name: Jeff Hallock
Title: VP

SPRINT COMMUNICATIONS COMPANY L.P.

By: ____________________
Name: Jeff Hallock
Title: VP

SHENANDOAH PERSONAL
COMMUNICATIONS COMPANY

By: Christopher E. French
Name: Christopher E. French
Title: President

SCHEDULE A

Shentel Territory	BTA	Anticipated Access to CDMA Channel 1 Availability[1]	Anticipated Access to CDMA Channel 2 Availability[2]	Anticipated LTE Availability[3]
		(862.275 - 863.525 MHz) Uplink = 817.275 – 818.525	(863.525 - 864.775 MHz) Uplink = 818.525 – 819.775	(863.525 - 868.5 MHz) (approx) Uplink = 818.525 - 823.5
Altoona	BTA12	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment
Hagerstown, MD - Chambersburg, PA - Martinsburg, WV	BTA179	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment
Harrisburg, PA	BTA181	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment
Harrisonburg, VA	BTA183	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment
Washington, DC (Jefferson County, WV only)	BTA461	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment
Winchester, VA	BTA479	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment
York-Hanover, PA	BTA483	2Q 2012	2Q 2012 if CDMA 1 not available	Upon completion of 800 MHz band reconfiguration (approx. 12/31/2013) and in conjunction with Sprint LTE deployment

[1] CDMA deployment at 800 MHz in Shentel territory subject to possible modification of CDMA operations from CDMA 1 to CDMA 2 upon minimum of 30 days notice to Shentel.

[2] CDMA deployment at 800 MHz in Shentel territory subject to possible modification of CDMA operations from CDMA 1 to CDMA 2 upon minimum of 30 days notice to Shentel.

[3] LTE deployment at 800 MHz dependent on numerous factors, including but not limited to completion of 800 MHz band reconfiguration, use of CDMA 1 or CDMA 2 in 800 MHz CDMA deployment and whether 800 MHz licensee other than Sprint/Shentel (Preferred Wireless) must be accommodated in the 862 - 866 MHz portion of the 800 MHz band."